DSW Inc. Reports Second Quarter 2016 Financial Results

•	Second quarter sales increase 5.1% to $659 million; comparable sales decrease 1.2%

•	First six months sales increase 4.5% to $1.3 billion; comparable sales decrease 1.4%

•	Second quarter Reported EPS of $0.30 per share, including acquisition related costs of $0.03 per share and $0.02 per share related to restructuring expenses

•	Second quarter Adjusted EPS of $0.35 per share

•	Company reiterates full year outlook for Adjusted EPS in the $1.32 to $1.42 per share range

•	Board of Directors approves a quarterly dividend of $0.20 per share

•	Company completes its comprehensive expense management review

COLUMBUS, Ohio, August 30, 2016 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen-week period ended July 30, 2016, which compares to the thirteen-week period ended August 1, 2015.

Roger Rawlins, Chief Executive Officer of DSW Inc. stated, "We are on track to deliver our outlook for the full year and we've made progress on a number of initiatives to drive sales and improve our financial trajectory. We've positioned fall inventories conservatively to chase the trend of the business and after conducting a comprehensive assessment of DSW's cost structure, we've identified actions, most of which will benefit 2017, with approximately $25 million in annualized cost savings. We are committed to getting back to sustained earnings growth while planting the seeds for long term success."

Second Quarter Operating Results

•	Sales increased 5.1% to $659 million, including $19.6 million from Ebuys.

•	Comparable sales decreased by 1.2% compared to last year's increase of 1.8%.

•	Reported and adjusted gross profit decreased by 210 bps due to lower initial markup, higher markdowns and the addition of Ebuys.

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Reported operating expense rate increased by 100 bps, which includes charges from purchase accounting and transaction costs related to the Ebuys acquisition. Separately, the Company recorded an expense of $2.2 million for the change in fair market value of the contingent consideration related to Ebuys.

•	Adjusted operating expense rate increased by 40 bps primarily due to higher marketing and technology investments.

•	Reported tax rate increased by 120 bps due to favorable discrete tax items last year.

•
Reported net income was $25.0 million, or $0.30 per diluted share, including pre-tax charges of $3.9 million, or $0.03 per share, from purchase accounting, transaction costs and fair market value accounting charges related to the acquisition of Ebuys, and $2.7 million, or $0.02 per share, from restructuring costs.

•	Adjusted net income was $29.1 million, or $0.35 per diluted share, excluding costs related to the Ebuys acquisition and restructuring.

Six Months Ended July 30, 2016 Operating Results

•	Sales increased 4.5% to $1.3 billion, including $34.7 million from Ebuys.

•	Comparable sales decreased by 1.4% compared to last year's increase of 3.5%.

•
Reported net income was $55.0 million, or $0.67 per diluted share, including pre-tax charges of $8.4 million, or $0.06 per share, from purchase accounting, transaction costs and fair market value accounting charges related to the Ebuys acquisition, and $2.7 million, or $0.02 per share, from restructuring costs.

•	Adjusted net income was $61.9 million, or $0.75 per diluted share, excluding costs related to the Ebuys acquisition and the Company's restructuring costs.

Expense Management Review
The Company completed a comprehensive expense review and identified approximately $25 million of annualized savings resulting from organization realignment and improvements in procurement and other business processes. Approximately 30% of these benefits, or $7 million, will be realized in 2016 and is included in the Company's full year guidance.

Second Quarter Balance Sheet Highlights

•
Cash, short-term and long-term investments totaled $244 million compared to $471 million in the second quarter last year. The lower cash balance reflects the Company's share repurchase activity totaling $180 million in 2015, the funding of its acquisition of Ebuys totaling $60.4 million and capital spending totaling $102 million in the last twelve month period.

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Inventories were $556 million compared to $505 million at the end of the second quarter last year. Excluding Ebuys inventory of $28 million, total inventories increased by 4.5%. On a cost per square foot basis, DSW inventories were flat.

Regular Dividend
DSW Inc.'s Board of Directors declared a quarterly cash dividend payment of $0.20 per share. The dividend will be paid on September 30, 2016 to shareholders of record at the close of business on September 16, 2016.

Fiscal 2016 Annual Outlook
The Company maintained its full year earnings guidance of $1.32 to $1.42 per share. Guidance excludes the impact of purchase price accounting, transaction costs and the fair market value accounting related to the acquisition of Ebuys and current and future charges related to its expense management review.

Webcast and Conference Call
To participate in the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 8210173 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on September 13, 2016 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using passcode 10091403. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of August 30, 2016, DSW operates 483 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 384 leased locations in the United States and two e-commerce sites under the Affiliated Business Group. DSW Inc. also owns Ebuys, a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q2 2016 SEGMENT RESULTS

Net sales by segment

	Thirteen weeks ended			Twenty-six weeks ended
	July 30, 2016	August 1, 2015	% change	July 30, 2016	August 1, 2015	% change

	(in thousands)

DSW segment	$603,927	$592,583	1.9%	$1,226,959	$1,204,794	1.8%
ABG segment	35,446	34,623	2.4%	78,585	77,898	0.9%
Other	19,571	—	—%	34,667	—	—%
DSW Inc.	$658,944	$627,206	5.1%	$1,340,211	$1,282,692	4.5%

Comparable sales change by reportable segment

	Thirteen weeks ended		Twenty-six weeks ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
DSW segment	(1.2)%	1.9%	(1.3)%	3.5%
ABG segment	(1.0)%	0.7%	(2.3)%	3.1%
DSW Inc.	(1.2)%	1.8%	(1.4)%	3.5%

Reported gross profit by segment
	Thirteen weeks ended		Twenty-six weeks ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
DSW segment	29.5%	31.2%	30.1%	32.3%
ABG segment	20.4%	19.0%	22.9%	20.0%
Other	9.0%	—%	11.2%	—%
DSW Inc.	28.4%	30.5%	29.2%	31.5%

Stores and square footage data
	As of
	July 30, 2016	August 1, 2015
DSW stores open, end of period	480	449
DSW stores total square footage (in thousands)	9,978	9,529

Reported gross profit by segment
	Thirteen weeks ended				Twenty-six weeks ended
	July 30, 2016		August 1, 2015		July 30, 2016		August 1, 2015
DSW segment gross profit		29.5%		31.2%		30.1%		32.3%
DSW segment merchandise margin	43.1%		44.5%		43.5%		45.1%
Store occupancy expense	11.5%		11.3%		11.2%		10.8%
Distribution and fulfillment expense	2.1%		2.0%		2.2%		2.0%

ABG segment gross profit		20.4%		19.0%		22.9%		20.0%
ABG segment merchandise margin	41.7%		40.0%		44.3%		43.4%
Store occupancy expense	20.2%		19.9%		20.3%		22.3%
Distribution and fulfillment expense	1.1%		1.1%		1.1%		1.1%

Other gross profit(1)		9.0%		—%		11.2%		—%
Other merchandise margin	34.0%		—%		34.2%		—%
Marketplace fees	12.0%		—%		11.5%		—%
Distribution and fulfillment expense	13.0%		—%		11.5%		—%
(1) Reported Other gross profit for the three and six months ended July 30, 2016 includes $0.5 million and $0.7 million, respectively, related to the step-up of the value of Ebuys' inventory. Adjusted Other gross profit for the three and six months ended July 30, 2016 is 11.7% and 13.2%, respectively, and adjusted Other merchandise margin is 36.7% and 36.2%, respectively.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2016 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; our success in meeting customer expectations; disruption of our distribution and/or fulfillment operations; continuation of agreements and the financial condition of our affiliated business and international partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to prior and current acquisitions; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
Assets
Cash and equivalents	$62,324	$32,495	$151,007
Short-term investments	103,467	226,027	140,821
Accounts receivable, net	18,929	15,464	18,596
Inventories	556,183	484,236	505,170
Prepaid expenses and other current assets	30,052	37,446	31,599
Total current assets	770,955	795,668	847,193

Property and equipment, net	379,643	374,241	354,477
Long-term investments	77,901	71,953	179,305
Goodwill	81,043	25,899	25,899
Deferred income taxes	20,690	21,815	32,111
Investment in Town Shoes	17,261	21,188	21,986
Note receivable from Town Shoes	50,200	44,170	44,627
Intangible assets	39,316	46	46
Other assets	21,966	14,129	8,420
Total assets	$1,458,975	$1,369,109	$1,514,064

Liabilities and shareholders' equity
Accounts payable	$199,240	$215,626	$190,911
Accrued expenses	115,192	107,800	113,466
Total current liabilities	314,432	323,426	304,377

Non-current and contingent liabilities	203,173	140,759	144,029
Total shareholders' equity	941,370	904,924	1,065,658
Total liabilities and shareholders' equity	$1,458,975	$1,369,109	$1,514,064

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$658,944	$627,206	$1,340,211	$1,282,692
Cost of sales	(472,083)	(435,904)	(948,993)	(878,332)
Gross profit	186,861	191,302	391,218	404,360
Operating expenses	(145,088)	(131,721)	(299,284)	(271,207)
Change in fair value of contingent consideration	(2,166)	—	(3,611)	—
Operating profit	39,607	59,581	88,323	133,153
Interest income, net	623	752	1,144	1,672
Non-operating income (expense)	100	(7)	264	3,305
Income before income taxes and income (loss) from Town Shoes	40,330	60,326	89,731	138,130
Income tax provision	(15,716)	(22,486)	(34,794)	(51,582)
Income (loss) from Town Shoes	418	(230)	109	(1,572)
Net income	$25,032	$37,610	$55,046	$84,976

Diluted shares used in per share calculations	82,655	89,693	82,691	89,660

Earnings per share	$0.30	$0.42	$0.67	$0.95

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended July 30, 2016				Twenty-six weeks ended July 30, 2016
	Pre-tax	Tax effected - net income		Diluted earnings per share	Pre-tax	Tax effected - net income		Diluted earnings per share
Reported net income		$25,032		$0.30		$55,046		$0.67

Adjustments:
Inventory step-up	$532	332	(1)	0.00	$692	432	(1)	0.01
Transaction costs	127	79	(2)	0.00	2,284	1,413	(2)	0.02
Amortization of intangible assets	1,098	660	(1)	0.01	1,831	1,100	(1)	0.01
Restructuring fees	2,727	1,690	(4)	0.02	2,727	1,690	(4)	0.02
Change in fair value of contingent consideration	2,167	1,301	(3)	0.02	3,611	2,171	(3)	0.03
Adjusted net income		$29,094		$0.35		$61,852		$0.75
Note: Year-to-date diluted EPS does not foot to total due to immaterial rounding.

(1) The amounts include purchase accounting adjustments related to the step-up of the value of Ebuys' inventory (which is recorded in gross profit) and $41.1 million for other intangible assets, which includes non-compete agreements, business relationships, and tradenames (for which amortization is recorded within operating expenses).

(2) Relates to costs associated with the acquisition of Ebuys, which are recorded within operating expenses.

(3) The Company agreed to pay additional amounts to Ebuys contingent upon achievement of certain negotiated goals. The Company has recognized a liability for these contingent obligations based on their estimated fair value at the date of acquisition with any differences between the acquisition-date fair value and the ultimate settlement of the obligations being recognized as an adjustment to income from operations.

(4) Relates to the Company's expense management initiative in 2016 (recorded within operating expenses).

Non-GAAP Measures

In addition to earnings per share and net income determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance, the Company uses adjusted measurements, which adjust for the effects of acquisition accounting adjustments and costs incurred in connection with the Ebuys acquisition. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

SOURCE DSW Inc.
For further information: Christina Cheng, 1-855-893-5691, investorrelations@dswinc.com